Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement No. 333-195334 on Form S-1 (Amendment No. 4) of Taggares Agriculture Corp. of (1) our report dated February 24, 2014, on our audits of the financial statements of Snake River Vineyards, J.V. as of and for the years ended November 30, 2013 and 2012, and (2) our report dated April 16, 2014, on our audit of the financial statements of Taggares Agriculture Corp. as of February 28, 2014, and for the period from January 10, 2014 (inception), to February 28, 2014.

We also consent to the reference to us under the heading "Experts" in this Registration Statement on Form S-1 (Amendment No. 4).

/s/ PETERSON SULLIVAN LLP

Seattle, Washington

June 13, 2014